UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 2, 2006
Safeguard Scientifics, Inc.
(Exact Name of Registrant as Specified in Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation)	1-5620 (Commission File Number)	23-1609753 (IRS Employer Identification No.)

435 Devon Park Drive, Building 800, Wayne, PA		19087
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code		610-293-0600
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01. Completion of Acquisition or Disposition of Assets.
Pursuant to the Agreement and Plan of Merger, dated as of August 14, 2006 (“Merger Agreement”), among Safeguard Scientifics, Inc. (“Registrant”), Safeguard Delaware, Inc., Safeguard 2001 Capital, L.P., SRA Ventures, LLC, SRA International, Inc., Systems Research and Application Corporation, Mantas, Inc. (“Mantas”), i-flex solutions, ltd. (“i-flex”), i-flex America, inc. and Mandarin Acquisition Corp., on October 2, 2006, Mantas became a wholly-owned subsidiary of i-flex (Reuters: IFLX.BO & IFLX.NS) based in Mumbai, India. i-flex is a majority-owned subsidiary of Oracle Corporation (Nasdaq: ORCL).
Pursuant to the Merger Agreement, on October 2, 2006, Registrant disposed of its 88% equity holdings in Mantas and received net proceeds (after transaction expenses) of approximately $113 million. Approximately $19 million of the Registrant’s proceeds will be held in an escrow account until April 2008 to fund indemnification claims which could arise following the merger. The Registrant expects to report a net gain on the transaction in the fourth quarter of 2006 of approximately $83 million. The total transaction was valued at $122.6 million (plus Mantas’ cash on hand). The proceeds received by the Registrant from the sale are subject to customary post-closing adjustment provisions in the merger agreement.
The Merger Agreement was attached as Exhibit 99.2 to Registrant’s Current Report on Form 8-K filed on August 15, 2006. The description of the transaction is qualified in its entirety by reference to that exhibit.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safeguard Scientifics, Inc.
Dated: October 6, 2006	By:	STEVEN J. FEDER
Steven J. Feder
Senior Vice President and General Counsel